Contact Information: Investor Relations 941-556-2601 investor-relations@roperind.com	Roper Industries, Inc.

Roper Industries Announces Results For 2009 Fourth Quarter and Full Year

Fourth Quarter Net Earnings Per Diluted Share of $0.77
Orders Increase Over Prior Year Period
Fourth Quarter Operating Cash Flow of $120 Million
Full Year Operating Cash Flow of $368 Million

Sarasota, Florida, February 3, 2010 .... Roper Industries, Inc.  (NYSE: ROP) reported financial results for the fourth quarter and full year ended December 31, 2009.

Net earnings for the fourth quarter were $72 million, or $0.77 per diluted share.  Adjusted earnings per diluted share were $0.81, which excludes $0.04 of restructuring and acquisition charges.  Sales in the fourth quarter were $554 million, a 4% decrease from the same period in 2008. Orders were $565 million, an increase of 1% over the fourth quarter of the prior year, marking the first time since the third quarter of 2008 that orders exceeded the prior year.  Operating margin was 21.8%, an increase of 110 basis points from the prior year, and operating cash flow was $120 million, representing 22% of revenue and 166% of net earnings.

Compared sequentially to the third quarter, Roper’s fourth quarter performance reflected a double digit increase in sales and orders, a 31% increase in operating profit and margin expansion of 290 basis points.

For the full year, net earnings were $239 million, or $2.58 per diluted share, including $0.12 of restructuring and acquisition charges.  Sales for the year were $2.05 billion, down 11% from the prior year.  Operating cash flow was $368 million, representing 18% of revenue and 153% of net earnings.

“Our businesses performed very well during the fourth quarter, as we saw continued improvement in order trends across all segments,” said Brian Jellison, Roper’s Chairman, President and CEO.  “Margins expanded as a result of strong execution, favorable leverage on increased sales compared to the third quarter, and the benefits of prior restructuring actions.  Our consistent focus on cash flow and working capital management resulted in exceptional cash performance for 2009, the twelfth consecutive year that free cash flow exceeded net income.”

“We invested over $350 million in two acquisitions during the quarter,” continued Mr. Jellison.  “Verathon, a leading global provider of proprietary medical devices and services, expands our medical platform and provides global coverage to hospitals, primary care physicians, acute care and military end markets with direct sales coverage.  United Toll Systems, which provides software and in-lane hardware systems for toll and traffic markets, adds to our RF solutions for the toll industry.  We are excited about the contribution of these businesses to our growth in 2010 and expect to pursue other strategic acquisitions during the year.”

2010 Outlook and Guidance

The Company expects full year diluted earnings per share (DEPS) to be between $2.83 and $3.03 with operating cash flow between $375 million and $400 million.  First quarter DEPS are expected to be between $0.62 and $0.65, which excludes an expected $0.03 impact from fair value adjustments to acquisition-related inventory.  The Company’s guidance excludes future acquisitions.

Table 1:  Sales Growth
	Q4 2009	FY 2009
Organic Growth	(8%)	(14%)
Acquisitions / Divestitures	2%	4%
Foreign Currency	2%	(1%)
Total Sales Growth	(4%)	(11%)

Table 2:  Free Cash Flow (millions)
FY 2009
Operating Cash Flow	$368
Less: Capital Expenditures	(26)
Free Cash Flow	$342

Conference Call to be Held at 8:00 AM (ET) Today

A conference call to discuss these results has been scheduled for 8:00 AM ET on Wednesday, February 3, 2010.  The call can be accessed via webcast or by dialing +1 888-539-3679 (US/Canada) or +1 719-457-2638, using confirmation code 1194375.  Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.roperind.com) prior to the start of the call.  Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 1194375.

About Roper Industries

Roper Industries is a market-driven, diversified growth company and is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications.  Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations.  Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases.  These statements reflect management's current beliefs and are not guarantees of future performance.  They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies.  We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products.  Important risks may be discussed in current and subsequent filings with the SEC.  You should not place undue reliance on any forward looking statements.  These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	December 31,	December 31,
ASSETS	2009	2008

CURRENT ASSETS:
Cash and cash equivalents	$167,708	$178,069
Accounts receivable	381,658	376,855
Inventories	178,795	185,919
Deferred taxes	27,306	29,390
Unbilled receivable	57,153	61,168
Other current assets	58,125	26,906
Total current assets	870,745	858,307

PROPERTY, PLANT AND EQUIPMENT, NET	109,493	112,463

OTHER ASSETS:
Goodwill	2,388,432	2,118,852
Other intangible assets, net	868,900	804,020
Deferred taxes	33,123	28,050
Other assets	57,043	49,846
Total other assets	3,347,498	3,000,768

TOTAL ASSETS	$4,327,736	$3,971,538

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$110,103	$121,807
Accrued liabilities	253,441	261,682
Income taxes payable	-	1,892
Deferred taxes	1,671	-
Current portion of long-term debt	112,796	233,526
Total current liabilities	478,011	618,907

NONCURRENT LIABILITIES:
Long-term debt	1,040,962	1,033,689
Deferred taxes	328,299	272,182
Other liabilities	58,974	42,826
Total liabilities	1,906,246	1,967,604

STOCKHOLDERS' EQUITY:
Common stock	958	919
Additional paid-in capital	982,321	815,736
Retained earnings	1,395,586	1,187,467
Accumulated other comprehensive earnings	63,945	21,513
Treasury stock	(21,320)	(21,701)
Total stockholders' equity	2,421,490	2,003,934

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,327,736	$3,971,538

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$553,638	$575,862	$2,049,668	$2,306,371
Cost of sales	262,226	278,054	1,006,530	1,118,083

Gross profit	291,412	297,808	1,043,138	1,188,288

Selling, general and administrative expenses	170,644	178,753	647,742	702,127

Income from operations	120,768	119,055	395,396	486,161

Interest expense	16,836	18,678	58,544	60,819
Other income (expense)	(1)	5,169	2,916	3,474

Earnings from continuing operations before
income taxes	103,931	105,546	339,768	428,816

Income taxes	32,007	34,675	100,287	146,942

Net Earnings	$71,924	$70,871	$239,481	$281,874

Earnings per share:
Basic	$0.79	$0.79	$2.64	$3.15
Diluted	$0.77	$0.77	$2.58	$3.01

Weighted average common and common
equivalent shares outstanding:
Basic	91,156	89,726	90,685	89,468
Diluted	93,370	92,336	92,820	93,699

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Twelve months ended
	December 31,
	2009	2008

Net earnings	$239,481	$281,874
Non-cash items:
Depreciation	34,163	33,900
Amortization	69,285	69,208
Stock-based compensation expense	27,476	30,905
Income taxes	(6,225)	(2,675)
Changes in assets and liabilities:
Receivables	30,993	13,659
Inventory	31,081	(8,728)
Accounts payable	(17,011)	2,586
Accrued liabilities	(41,790)	6,623
Other, net	68	7,086
Cash provided by operating activities	367,521	434,438

Business acquisitions, net of cash acquired	(354,561)	(704,764)
Capital expenditures	(25,885)	(30,047)
Other, net	6,254	(4,483)
Cash used by investing activities	(374,192)	(739,294)

Principal debt borrowings	500,000	850,000
Principal debt payments	(474,270)	(957,745)
Revolver borrowings (payments), net	(139,000)	313,000
Debt issuance costs	(4,708)	(10,226)
Dividends	(29,823)	(25,887)
Excess tax benefit from share-based payment	2,813	5,359
Proceeds from issuance of common stock	121,427	-
Proceeds from exercise of stock options	10,505	11,037
Other, net	(563)	2,381
Cash provided by (used by) financing activities	(13,619)	187,919

Effect of exchange rate changes on cash	9,929	(13,762)

Net increase (decrease) in cash and equivalents	(10,361)	(130,699)
Cash and equivalents, beginning of period	178,069	308,768

Cash and equivalents, end of period	$167,708	$178,069

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended December 31,				Twelve months ended December 31,
	2009		2008		2009		2008
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Industrial Technology	$138,489		$161,693		$536,219		$687,622
Energy Systems & Controls	125,922		137,576		440,919		548,214
Scientific & Industrial Imaging	115,862		93,336		354,776		375,542
RF Technology	173,365		183,257		717,754		694,993
Total	$553,638		$575,862		$2,049,668		$2,306,371

Gross profit:
Industrial Technology	$64,892	46.9%	$79,985	49.5%	$255,393	47.6%	$333,704	48.5%
Energy Systems & Controls	69,794	55.4%	71,413	51.9%	233,917	53.1%	295,133	53.8%
Scientific & Industrial Imaging	67,926	58.6%	52,488	56.2%	200,311	56.5%	206,623	55.0%
RF Technology	88,800	51.2%	93,922	51.3%	353,517	49.3%	352,828	50.8%
Total	$291,412	52.6%	$297,808	51.7%	$1,043,138	50.9%	$1,188,288	51.5%

Operating profit*:
Industrial Technology	$32,345	23.4%	$41,643	25.8%	$123,959	23.1%	$178,270	25.9%
Energy Systems & Controls	32,862	26.1%	30,250	22.0%	92,788	21.0%	126,609	23.1%
Scientific & Industrial Imaging	30,883	26.7%	20,648	22.1%	74,183	20.9%	74,739	19.9%
RF Technology	38,706	22.3%	39,885	21.8%	154,430	21.5%	159,787	23.0%
Total	$134,796	24.3%	$132,426	23.0%	$445,360	21.7%	$539,405	23.4%

Operating profit excluding restructuring*:
Industrial Technology	$32,394	23.4%	$41,835	25.9%	$128,325	23.9%	$178,462	26.0%
Energy Systems & Controls	34,557	27.4%	32,172	23.4%	98,296	22.3%	128,531	23.4%
Scientific & Industrial Imaging	31,032	26.8%	20,946	22.4%	75,829	21.4%	75,037	20.0%
RF Technology	38,800	22.4%	40,105	21.9%	155,342	21.6%	160,007	23.0%
Total	$136,783	24.7%	$135,058	23.5%	$457,792	22.3%	$542,037	23.5%

Net Orders:
Industrial Technology	$137,159		$141,850		$528,208		$656,176
Energy Systems & Controls	128,452		138,919		427,003		541,472
Scientific & Industrial Imaging	113,699		93,937		349,132		383,543
RF Technology	185,415		184,046		719,666		722,670
Total	$564,725		$558,752		$2,024,009		$2,303,861

* Operating profit is before unallocated corporate general and administrative expenses. These expenses were $14,028 and $13,371 for the three months ended December 31, 2009 and 2008, respectively, and
$49,964 and $53,244 for the twelve months ended December 31, 2009 and 2008, respectively.